Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Second Quarter Net Earnings

MACON, Ga., July 18, 2008 – Atlantic Southern Financial Group, Inc. (NASDAQ Global Market:  ASFN) today announced the financial results for the six months ended June 30, 2008 and the second quarter of 2008.

Summary

•                  Second Quarter Earnings

•                  Net Earnings of $708,000

•                  Diluted Earnings per Share of $0.16

•                  Earnings for the six months ended June 30, 2008

•                  Net Earnings of $1,898,000

•                  Diluted Earnings per Share of $0.43

•                  Total Assets of $979,573,000

•                  Strong Loan and Deposit Growth

Net Earnings

For the second quarter of 2008, net earnings were $708,000 compared to $2,058,000 a year earlier.  Diluted earnings per share decreased to $.16 from $.46 a year ago.  Compared with the second quarter of 2007, the Company’s net earnings decreased $1,350,000, or 66%, and the diluted earnings per share decreased $0.30, or 65%.  The decrease in the second quarter net earnings is attributable to a decrease in net interest income and an increase in non-interest expense due to the bank’s continued focus on branch expansion.

“Earnings continue to be impacted by compression in our net interest margin.  Since the fourth quarter of 2007, our cost of funds has decreased by 80 basis points.  However, our net interest margin remains under pressure and decreased by 113 basis points to 2.87% when comparing the second quarter of 2008 to the second quarter of 2007,” said President & CEO Mark Stevens.  “Because of the rapid decreases in interest rate cuts by the Federal Reserve, our interest rates on earning assets decreased at a much faster pace than the interest rates paid on our liabilities.  Although the margin pressure resulted in a decrease in net interest income of $1.1 million from the second quarter of 2007 to the second quarter of 2008, our loan volume increased at a very healthy pace,” Stevens said.

Stevens stated, “Non interest expense increased by $663 thousand when compared to the second quarter of 2007.  This increase is a result of our strategic plan to enter new markets, build additional retail centers, and strengthen our management infrastructure by adding some key positions to help manage our growth and expansion.”

“Asset quality declined slightly as we now have $7.8 million in non accrual loans and other real estate owned.  However, as compared to our peers, our asset quality remains very manageable.  Our non accrual loans consist principally of one large loan secured by real estate and timber in the Central Georgia market.  Our other real estate owned consists principally of one larger coastal loan secured by residential real estate.  We continue to monitor our loan portfolio and believe our systems and policies in place are adequate to quickly identify any problems.  Our exposure to residential real estate still remains relatively low and appears to be performing better in our markets than in the Atlanta metro area,” Stevens stated.

“We increased non interest income by 35%.  We had additional earnings from bank owned life insurance that was purchased in January 2008.  Our Wealth Management division has proven to be successful and is off to a good start.  We plan to expand our Wealth Management division to all of our markets as we continue to explore opportunities to increase our non interest income,” Stevens said.

Balance Sheet

Total assets at June 30, 2008 were $979,573,000, an increase of 15%, or $127,093,000, from December 31, 2007.

At June 30, 2008, total gross loans were $793.1 million, up $95.7 million or 14%, from December 31, 2007.  Total deposits at June 30, 2008 were $835.3 million, an increase of $130.1 million, or 18%, from December 31, 2007.

“The first six months of 2008 proved to be aggressive as our assets grew by $127.1 million.  The growth primarily was the result of loan growth in our Central Georgia region.  Our loan growth was not a result of relaxing our underwriting standards.  In fact, we have actually tightened our underwriting criteria as we maneuver through this current credit cycle.  We are changing our focus as we move forward from loan growth to obtaining core deposits and reducing our cost of funds.  Part of our strategy is to lock in deposit rates for a longer period in anticipation of interest rates increasing”, Stevens said.

Asset Quality

The Company’s nonperforming assets increased approximately $2.3 million, or 41%, to approximately $7.8 million as of June 30, 2008 as compared to $5.5 million as of December 31, 2007.  This increase mainly consists of a $2.6 million loan collateralized by land and timber being placed on non-accrual in April 2008.  All non-accrual loans are well collateralized and the Company does not anticipate any losses.  All other real estate owned properties are being actively marketed for sale and the Company is continuously monitoring these properties in order to minimize any losses.

As a result of the increase in non-accrual loans, the total nonperforming assets increased to 0.98% of total loans plus other real estate owned as of June 30, 2008 compared to 0.79% as of December 31, 2007.  Net charge-offs annualized for the six months ended June 30, 2008 were 0.13% of average loans compared to 0.11% as of December 31, 2007.

At June 30, 2008, the allowance for loan loss amounted to $9.7 million or 1.23% of total loans outstanding compared to $8.9 million or 1.27% of total loans outstanding at December 31, 2007.  Provision for loan loss increased $756 thousand to approximately $1.3 million for the six months ended June 30, 2008 from $592 thousand for the same period ended June 30, 2007.

“Although we have had tremendous loan growth during the second quarter, we have performed a thorough analysis of our allowance for loan loss and believe that the allowance is adequate to absorb potential losses.  Asset quality declined slightly, but we believe our net charge offs will remain very nominal.  Our past dues remain low as we continue our aggressive stance on identifying problem credits,” Stevens stated.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
EARNINGS SUMMARY
Interest and Dividend Income	$13,478	$14,806	$27,904	$28,672
Interest Expense	7,512	7,742	15,661	14,953
Net Interest Income	5,966	7,064	12,243	13,719
Provision for Loan Losses	946	148	1,348	592
Noninterest Income	1,230	910	2,220	1,599
Noninterest Expense	5,333	4,670	10,507	8,672
Earnings Before Income Taxes	917	3,156	2,608	6,054
Provision for Income Taxes	209	1,098	710	2,113
Net Earnings	$708	$2,058	$1,898	$3,941

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
PERFORMANCE MEASURES
Per Share Data:
Net earnings	$0.17	$0.50	$0.46	$0.97
Diluted net earnings	0.16	0.46	0.43	0.90
Book Value	21.69	20.20	21.69	20.20
Tangible book value	16.24	14.92	16.24	14.92

Key Performance Ratios
Return on average equity	3.12%	9.84%	4.20%	9.91%
Return on average assets	0.31%	1.06%	0.42%	1.03%
Net interest margin, tax equivalent	2.87%	4.00%	3.04%	3.92%

	June 30,	December 31,
	2008	2007
ASSET QUALITY
Non-performing assets/loans & OREO	0.98%	0.79%
Allowance for loan losses/total loans	1.23%	1.27%
Allowance for loan losses/non-performing loans	244.71%	185.68%
Net charge-offs to average loans	0.13%	0.11%

AT PERIOD END
Loans	$792,618	$697,423
Earning Assets	912,755	791,730
Total Assets	979,573	852,479
Deposits	835,300	705,232
Shareholders’ equity	90,057	89,083

AVERAGE BALANCES
Loans	$731,324	$644,544
Earning Assets	819,419	731,927
Total Assets	894,757	793,036
Deposits	742,430	656,113
Shareholders’ equity	90,356	83,042